Exhibit 99.1

NVIDIA CORPORATION ANNOUNCES STOCK REPURCHASE PROGRAM

SANTA CLARA, CA, August 9, 2004, NVIDIA Corporation (Nasdaq: NVDA), today announced a stock repurchase program under which NVIDIA may purchase up to $300,000,000 of its common stock.

“Our Board of Directors and management are confident in NVIDIA’s ability to achieve long-term growth. We believe that the repurchase program is a good investment of available funds and underscores our commitment to enhancing stockholder value by assisting in offsetting dilution from employee stock plans,” said Jen-Hsun Huang, President and Chief Executive Officer.

The repurchases will be made in the open market or in privately negotiated transactions, from time to time, in compliance with the SEC's Rule 10b-18, subject to market conditions, applicable legal requirements and other factors. The program does not obligate NVIDIA to acquire any particular amount of common stock and the program may be suspended at any time at the company's discretion. The purchases will be funded from available working capital. As of June 30, 2004 NVIDIA had over $600,000,000 of cash, cash equivalents and marketable securities.

About NVIDIA
NVIDIA Corporation is a market leader in visual computing technology dedicated to creating products that enhance the interactive experience on consumer and professional computing platforms. Its graphics and communications processors have broad market reach and are incorporated into a wide variety of computing platforms, including consumer digital-media PCs, enterprise PCs, professional workstations, digital content creation systems, notebook PCs, military navigation systems and video game consoles. NVIDIA is headquartered in Santa Clara, California and employs more than 2,000 people worldwide. For more information, visit the Company's Web site at http://www.nvidia.com.
Certain statements in this press release, including any statements relating to the timing and extent of any stock repurchases, investments of available funds, and expectations of long-term growth, are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, flucations in the overall stock market and the price of NVIDIA stock, the level of employee option grants and exercises and resulting diltution therefrom, manufacturing and other delays relating to our current and new products, difficulties integrating our products into customers' products, difficulties in the fabrication process and NVIDIA's dependence on third-party manufacturers, general industry trends including cyclical trends in the PC, handheld and semiconductor industries, manufacturing costs and the pricing of components such as memory, the impact of competitive products and pricing alternatives, changes in industry standards and interfaces, market acceptance of our new products, our dependence on third-party developers and publishers and the impact of litigation and other proceedings and other risks detailed from time to time in NVIDIA's reports filed with the Securities and Exchange Commission including its Form 10-Q for the quarter ended April 25, 2004 and other filings made from time to time with the SEC. These forward-looking statements speak only as of the date of this release. NVIDIA disclaims any obligation to update these forward-looking statements.